Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of OMNOVA Solutions Inc. for the registration of $150,000,000 of its debt securities, common shares, serial preferred stock, depositary shares, warrants and subscription rights and to the incorporation by reference therein of our report dated March 20, 2008, with respect to the financial statements of CPPC-Decorative Products Co., Ltd., included in Form 10-K/A (Amendment No. 1) of OMNOVA Solutions Inc. for the year ended November 30, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Office Limited

Bangkok, Thailand
November 24, 2008